ALLIANZGI MANAGED ACCOUNTS TRUST

(Formerly, Allianz Global Investors Managed Accounts Trust)

AMENDMENT NO. 5 TO

THE THIRD AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of AllianzGI Managed Accounts Trust (formerly, Allianz Global Investors Managed Accounts Trust) (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Third Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

1.	The first sentence of Section 1 of Article I of the Declaration of Trust is hereby amended to read in its entirety as follows:

“Name. This Trust shall be known as “PIMCO Managed Accounts Trust” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.”

The foregoing amendment shall be effective as of the close of business on the 5th day of September, 2014.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 4th day of September, 2014.

/s/ Bradford K. Gallagher	/s/ James A. Jacobson
Bradford K. Gallagher	James A. Jacobson

/s/ Hans W. Kertess	/s/ John C. Maney
Hans W. Kertess	John C. Maney

/s/ William B. Ogden, IV	/s/ Alan Rappaport
William B. Ogden, IV	Alan Rappaport

/s/ Deborah A. DeCotis
Deborah A. DeCotis